Exhibit 99.2

RENAISSANCE LEARNINGS

Moderator:  Mary Minch

10-16-07/4:00 pm CT

Confirmation #9271894

RENAISSANCE LEARNINGS

Moderator: Mary Minch

October 16, 2007

4:00 pm CT

Operator:

Good afternoon, ladies and gentlemen, and thank you for standing by. Welcome to the Renaissance Learnings Third Quarter Earnings conference call. At this time everyone is in a listen-only mode. Later there will be an opportunity for you to ask questions and instructions will be given at that time. As a reminder, your conference is also being recorded.

At this time I would like to introduce you to the Chief Financial Officer, Mary Minch. Go ahead, Mrs. Minch.

Mary Minch:

Good afternoon. I’m Mary Minch, Chief Financial Officer, of Renaissance Learning and I’d like to welcome everyone to our third quarter conference call. With me today is Terry Paul, our Chief Executive Officer. Unfortunately (Steve Schmidt) is experiencing some travel delays and at the moment is somewhere between Wisconsin and Colorado so he won’t be able to join us on the call this afternoon.

Before beginning I need to point out that this call may include information constituting forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995 including

RENAISSANCE LEARNINGS

Moderator:  Mary Minch

10-16-07/4:00 pm CT

Confirmation #9271894

statements regarding growth initiatives and management’s expectations with respect to orders and financial results for 2007, 2008 and future periods.

These forward-looking statements are based on current expectations and various assumptions which management believes are reasonable. Any such forward-looking statements involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.

Factors that could cause or could contribute to such differences include those matters disclosed in our third quarter earnings release and in the Company’s Securities and Exchange Commission filings including forms 10K and 10Q.

I’ll begin our call today with a review of the third quarter financial results and then Terry will provide some brief comments about our operations. Following our comments we’ll be happy to take your questions.

Third quarter revenues of $25.8 million were up 3% from third quarter 2006 revenues of $25.2 million, the first organic quarterly revenue increase since the fourth quarter of 2003.

Net income was $1.4 million or 5 cents per share compared to $2.1 million or 7 cents per share one year ago.

Order improvements far outpaced the revenue gains in the quarter as overall orders increased by 12% and orders excluding laptops increased by nearly 15%.

The fact that the revenue gains are tracking lower than orders is of course due to the transition to selling our software products on a subscription basis for

RENAISSANCE LEARNINGS

Moderator:  Mary Minch

10-16-07/4:00 pm CT

Confirmation #9271894

which revenue recognition is initially deferred and recognized over the subscription period.

Our deferred revenue balance reached a new high of $38.5 million increasing by $8.9 million in the quarter, also a new record which by far exceeds our last quarterly record increase of $5.2 million set in third quarter last year.

Terry will comment further on the order increases and the seasonal importance of the second and third quarters in a moment.

With regard to the breakout between product and service revenues, third quarter product revenues were down about $900,000 or 4% compared to the same period one year ago primarily due to the significant increase in deferred revenue, and to a lesser extent, due to lower laptop sales.

Service revenues increased by $1.5 million reflecting growth in nearly all service offerings with the largest improvements occurring in technical services such as hosting, technical consulting and installations and in professional development services, both remote and onsite.

The improvement in service revenues was very encouraging because when we are able to provide professional development and other services to our customers their implementation of our products is more successful. This generally results in higher customer satisfaction and student achievement gains and greater subsequent sales of our products because customers are quicker to realize positive results in the classroom.

Third quarter product gross margins of 81% were unchanged from one year ago while service gross margins were 53.7%, up 150 basis points from third

RENAISSANCE LEARNINGS

Moderator:  Mary Minch

10-16-07/4:00 pm CT

Confirmation #9271894

quarter 2006 gross margin of 52.2% and continuing to show improvements over the trailing quarters.

The increase resulted from improved utilization of our fixed professional development resources and growth in our more profitable technical service offerings.

Despite the improvement in service margins and flat product margins, overall gross margins decreased to 73.5% from 74.6% last year. The decline is simply the result of a greater mix of service revenue in the quarter.

Operating expenses were $17.1 million consistent with the trailing quarter and up about $1.3 million from the third quarter of 2006. Selling and marketing expenses increased $800,000 partly due to increased commissions as a result of the improvement in orders and partly due to the sales force expansion where we were still assigning staff to territories and completing some realignments in the third quarter last year and thus were not fully staffed.

Product development expenses were up about $400,000 due to a higher level of software development costs capitalized in the third quarter of 2006 than in the third quarter of 2007.

General and administrative expenses were unchanged from last year and consistent with the last several trailing quarters.

Our operating cash flow was very strong at $9.5 million. When compared to the net income of $1.4 million it’s clear why we believe that operating cash flow is a much better indicator of our current period in forward-looking results.

RENAISSANCE LEARNINGS

Moderator:  Mary Minch

10-16-07/4:00 pm CT

Confirmation #9271894

Cash flow has a more direct relationship to our current order book and gives us a much earlier indication of the status of the turnaround than EPS because EPS is held back by the delay in revenue recognition caused by the subscription model.

With regard to accounts receivable, days sales outstanding increased to 50 days mainly due to the deferred revenue increase since the invoice amounts are reflected in our accounts receivable but the revenue has not yet been recorded on the income statement.

If the change in deferred revenue is taken into account providing a more accurate reading of the age of our accounts receivable, DSOs are 39 days, in line with our past experience. The overall quality of accounts receivable aging remains very good.

Cash and investments totaled $18.1 million at quarter end, down $14.7 million from June 30 due to $23.8 million used to pay the quarterly and special dividends during the quarter partially offset by the operating cash flow of $9.5 million.

Now I’ll turn it over to Terry to provide additional comments. Terry?

Terry Paul:

Thank you, Mary. As Mary mentioned, this quarter is the first quarter in almost four years, excluding the impact of acquisitions, in which we achieved revenue growth.

With regard to order growth, orders excluding laptops increased by nearly 15% and total orders increased by 12%, our first quarter of double digit order growth in over four years.

RENAISSANCE LEARNINGS

Moderator:  Mary Minch

10-16-07/4:00 pm CT

Confirmation #9271894

Accelerated Reader continues to lead the way. AR Enterprise experienced continued strong interest with nearly all new customers choosing the Enterprise offering and many of our long-term customers upgrading to Enterprise in the quarter.

Because AR Enterprise is so important to our long-term strategy, I would like to summarize for you what AR Enterprise is and then provide some important data on the effect Enterprise is having in terms of increasing revenue per school.

What schools get when they purchase an AR Enterprise subscription is the AR software which runs on the Renaissance Place platform and access to all the content, over 110,000 quizzes.

They also get free software updates, new quizzes as they are released, free technical support and certain special features such as Home Connect scheduled for release in March of 2008.

Schools pay an annual per student subscription fee of between $3 and $4 per year per student depending on the number of students. Educators tell us they like Enterprise. They like the Enterprise model better than the paid up licensed model because it provides more value. They get all the content so it’s easier to match a student to the right book and it saves educators a lot of time having to pick and choose individual quizzes to purchase.

The decision to purchase Enterprise is typically made at a higher level than software purchase decisions in the past, often at the district level. This lengthens the sales cycle compared to paid up software licenses but because the decision is made at a higher level, there is an opportunity for us to explain

RENAISSANCE LEARNINGS

Moderator:  Mary Minch

10-16-07/4:00 pm CT

Confirmation #9271894

the value of additional related products which are then often purchased at the same time or shortly after the initial Enterprise sale.

In the case of AR Enterprise such additional products would include our Star Computer Adaptive tests, English in a Flash, hosting services and Professional Development. In effect, Enterprise lifts all boats.

The impact of AR Enterprise has been dramatic. Customer schools upgrading from former versions of AR to AR Enterprise have increased their annual reading product purchases an average of slightly over $1000 per school and we expect this trend to continue.

On top of the increase in reading software orders, when schools purchase AR Enterprise they receive hosting free for the first year. Most customers who have chosen the free hosting service typically renew the hosting services the following year which adds over $200 per school on average.

In addition, schools purchasing AR Enterprise often buy additional Professional Development which adds another $200 per year though Professional Development may not continue at that level going forward.

Of the approximately 63,000 schools who have our reading products, about 10,000 or 16% have upgraded to AR Enterprise. We expect that over the next four to five years more than 60% of all AR schools will upgrade to Enterprise.

In addition to the impact the AR Enterprise has on increasing annual purchase rates at existing schools, Enterprise has helped us add new AR schools at an accelerated rate. We added approximately 1050 new AR schools in the first nine months of this year, an increase of about 11%.

RENAISSANCE LEARNINGS

Moderator:  Mary Minch

10-16-07/4:00 pm CT

Confirmation #9271894

However it is not all good news with respect to AR Enterprise. There are some negative effects that significantly impact short-term results and these require explanation.

First, as has been mentioned repeatedly with subscription pricing, software revenues are deferred and typically spread over a 12-month period. It takes time for the order growth to show up in revenue and net income.

Another negative effect of Enterprise is it makes the order pattern for software more seasonal as schools tend to wait to place their order until the second or third quarter before school starts. AR Enterprise is more likely to become a line item in the school budget which is good news but it also means more of the software orders will move to the second and third quarter which also more closely follows the budgeting cycle of the school.

This is the opposite pattern for AR quiz purchases where we historically have received more purchases in the fourth and first quarter. So as the Enterprise versions of our software gains in acceptance, quiz and math library orders are expected to decline.

This is a good trade off due to the greater revenue that Enterprise provides us but creates sort of a double whammy to the seasonal pattern. Q2 and Q3 it get stronger due to subscription sales and renewals, Q4 and Q1 are more challenging due to quiz and library order declines.

The most significant negative impact of AR Enterprise though is that many schools have slowed or stopped their purchases of quizzes while they consider upgrading to AR Enterprise. It’s good that so many schools are considering upgrading but we estimate this has caused a drop in quiz sales of $3 million

RENAISSANCE LEARNINGS

Moderator:  Mary Minch

10-16-07/4:00 pm CT

Confirmation #9271894

above what is directly attributable to those schools that have already upgraded to AR Enterprise.

The seasonality coupled with the drop in quiz orders will drag down overall software orders for the next two quarters resulting in order rates for the next two quarters that are not likely to achieve much growth and may even decline from order rates in the comparable year a year ago.

Turning to math last quarter we mentioned that math orders and the number of new math customers were up for the first time in five years and that trend continued in Q3. In fact math is showing even stronger order trends than last quarter.

AM Enterprise order gains are not as dramatic for AM as they are for AR but we believe there is a significant amount of untapped potential in our math line as well.

We also are planning on releasing new math content libraries in fall of 2008 which should boost overall sales to existing math customers who have not upgraded to AM Enterprise.

Orders in the UK have continued strong. Year-to-date software sales in the UK more than doubled from last year and while still a small part of overall software orders, UK order rates are expected to continue to show strong quarter-over-quarter growth.

The UK operation held their first national conference in early October. Although small by U.S. standards the conference was very successful with many attendees indicating positive buying intentions.

RENAISSANCE LEARNINGS

Moderator:  Mary Minch

10-16-07/4:00 pm CT

Confirmation #9271894

In the case of laptops orders declined in the period by 4% but that represents a considerable improvement from the order decline of 13% experienced in the first half of 2007. We are encouraged by the improving trends and are confident that we can achieve order growth in the laptop line in the quarters ahead.

Part of the reason for our optimism is the release of NEO 2 which we just started to ship late in the third quarter. Our sales and marketing efforts for that product are just underway and the interest that it is receiving is very encouraging.

The new functionality including two-way radio technology, classroom response software and the ability for students to use the NEO 2 to take AR quizzes combined with distraction-free writing and keyboarding has many of our customers very interested in using NEO 2 as a portable, durable, low cost solution for their writing, keyboarding and assessment needs.

Our business model has changed significantly in the last 18 months. Our transition to the Enterprise subscription model and efforts to turn around the laptop product line and ramp up our newer products such as READ NOW POWER UP!, the 2Know! classroom response system, make it hard for investors to form opinions on our growth prospects. To that end we thought we would share with you some of our high level projections for the next two quarters and for 2008.

I mentioned that software orders may show a decline in the next couple of quarters even if we are successful in continuing to grow Enterprise. This is primarily due to the seasonality effect and drop in quiz purchases discussed earlier.

RENAISSANCE LEARNINGS

Moderator:  Mary Minch

10-16-07/4:00 pm CT

Confirmation #9271894

We are looking for improvement for our hardware line to help offset the software seasonal weakness but overall orders likely will be flat for the next two quarters. And so based on this we expect earnings per share for the next two quarters to be similar to the same quarters in the prior year.

For calendar 2008 however we expect a strong order growth of 15% to 20% for the full year with very significant growth coming in the second and third quarter. As a result of our relatively high operating leverage we therefore expect appreciable growth in earnings per share and cash flow for 2008. Longer term we expect continued strong growth in orders, revenues and earnings.

Now Mary, and I see that (Steve) has just joined us, and I would be very happy to answer questions that you may have.

Operator:

At this time I would like to remind everyone if you would like to pose a question press star then the number 1 on your telephone keypad. We’ll pause for a moment to compile the Q&A roster.

Your first question is coming from Jerry Herman from Stifel Nicolaus. Please go ahead.

Jerry Herman:

Yes, good afternoon, everybody. (Steve), it looks like you got to run through an airport today, huh?

(Steve Schmidt):

I did.

Jerry Herman:

A couple of questions with regard to the outlook and the 15% to 20% order growth expectation for ’08. Could you comment on the visibility of that and sort of the process you went through to derive that range?

RENAISSANCE LEARNINGS

Moderator:  Mary Minch

10-16-07/4:00 pm CT

Confirmation #9271894

(Steve Schmidt):

It’s a fairly detailed model, Jerry, where we build it up but it starts with the subscription orders that we’ve received to-date and counting on a high level of renewal orders on those subscriptions as well as continuing to accelerate the number of new schools that we take on, adopting Accelerated Reader and Accelerated Math as well as getting schools, existing customers, to adopt and expand utilization of the products.

So it’s a real robust model because of the subscriptions and building a base of business that starts with renewing customers and then adding the new business on top of that.

Jerry Herman:

And that’s a dollar figure, just to be clear, I’m assuming and could you talk about the renewal rate that you’ve experienced on Enterprise thus far? I know we ask about that a lot but now that you guys have been at this for a couple of years, can you speak to that?

(Steve Schmidt):

Sure. It’s been remarkable. It’s been very, very high in terms of customers staying with us and in fact we see many customers who expand utilization so where they may have taken a subscription on 400 students in year one, they may come back and renew for 500 students.

Jerry Herman:

Okay, great. And then just to be clear on the AR Enterprise and the $1000 roughly increment to, you know, that you guys had realized from, you know, the before versus after; does that also include the effect of quizzes? Again, noting what’s going to happen in the third and fourth quarters, that increment, you know, does account for the pre-Enterprise quiz volume versus the post-Enterprise subscription model.

RENAISSANCE LEARNINGS

Moderator:  Mary Minch

10-16-07/4:00 pm CT

Confirmation #9271894

(Steve Schmidt):

Yes, that’s correct. It’s an annual number with the subscription revenue being offset partly by the fact that a customer that subscribes to the quizzes wouldn’t purchase quizzes in later quarters.

Jerry Herman:

Okay, great. And then with regard to the NEO 2 and the outlook there, you guys started shipping recently. I’m just wondering about the seasonal patterns expected for that product and is it more likely that the bigger gains will be achieved, you know, sort of next year at this time or heading into the school year in ’08 as opposed to during the course of the current school year?

(Steve Schmidt):

That could be the case although we expect to see a ramp up in momentum well before then. Given that it didn’t ship till late September – while we announced the product in late June, it’s hard to market the product in summer when school is off so the marketing and promotional activity is really just getting started in the fall.

Trade shows are a big way to promote NEO and NEO 2 so we would expect it to gain momentum throughout the current school year but yes, we’d expect an even bigger ramp up for the following year.

Jerry Herman:

Okay, great. And the last couple of quarters you guys have identified what percentage of revenue came from effectively the release of deferred revenue or subscription based revenue. Do you have an updated figure for that for this most recent quarter?

Mary Minch:

We’ve been reporting that, Jerry, on a year-to-date type basis and through third quarter we’re now at about 24%.

Jerry Herman:

Twenty-four percent. And I’ll go back and play with these numbers, Mary, but basically the deferred revenue, I mean from a modeling perspective it’s safe

RENAISSANCE LEARNINGS

Moderator:  Mary Minch

10-16-07/4:00 pm CT

Confirmation #9271894

for us to assume that the deferred revenue at the end of the third quarter, the $38-1/2 million, will again for modeling purposes be sort of equally released over the course of the next four quarters, correct?

Mary Minch:

Typically true. We see a little bit more Professional Development released in the second and third quarters than other quarters but generally yes, over the next 12 months.

Jerry Herman:

Okay, great. And then just one final question and I’ll turn it over. As you guys begin to sort of rebuild the cash based on the timing of cash receipts under subscription and just general cash generation can you just talk about sort of your cash usage policy and I guess even addressing the posture towards special dividends on a go forward basis?

Terry Paul:

Well, this is Terry. We certainly expect continued strong cash flow but we also will continue to apply the same kind of logic that we have in the past looking at our cash position, the acquisition horizon and the needs of the business for cash. And all those factors go into whether we think we have excess cash which might cause a special dividend or not.

Jerry Herman:

Okay, great. I’ll circle back. Thanks.

Operator:

Thank you. Once again if you would like to pose for a question press star then the number 1 on your telephone keypad.

There appears to be no further questions at this time.

Terry Paul:

Okay. Well, thank you. Our turnaround began with increased customer interests and quotes, then improvements in orders, deferred revenue and cash flow. Finally this quarter we see our first organic revenue increase in almost

RENAISSANCE LEARNINGS

Moderator:  Mary Minch

10-16-07/4:00 pm CT

Confirmation #9271894

four years. We now look to the future and to the future years where we expect strong EPS growth through leverage of our operating infrastructure.

Thank you for joining us today. We look forward to talking to you again in January.

Operator:

This concludes today’s Renaissance Learning conference call. You may now disconnect and have a great day.

END